Exhibit 4.3

INTERNATIONAL SECURITIES PURCHASE AGREEMENT

        This International Securities Purchase Agreement (the “Agreement”) is dated as of June 14, 2007, by and among Formula Systems (1985) Ltd. (the “Seller”) and each of the non-US investors identified on the signature pages hereto (each, a “Purchaser” and collectively, the “Purchasers”).

        WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Regulation S promulgated under the Securities Act (as defined below), the Seller intends to sell to the Purchasers, and the Purchasers, severally but not jointly, intend to purchase, an aggregate of 8,038,526 ordinary shares (the “Shares”) of the outstanding ordinary shares, NIS .01 per share (the “Ordinary Shares”) of BluePhoenix Solutions Ltd. (the “Company”), held by the Seller, pursuant to the terms hereof.

        In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Seller and each Purchaser agree as follows:

    1.        Purchase and Sale. On the Closing Date, in accordance with and subject to the terms and conditions described in this Agreement, the Seller shall sell to each Purchaser, and each Purchaser, severally, and not jointly, shall purchase from the Seller, at the Per Share Purchase Price, that number of Shares, for the total purchase price, set forth opposite such Purchaser’s name on Schedule A.

        Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 7 hereof.

    2.        Closing.

    (a)        Closing. On the Closing Date, each Purchaser shall purchase from the Seller, and the Seller shall sell to each Purchaser, the Shares as set forth in Section 1, and each Purchaser shall pay to the Seller, in consideration for such Shares, the purchase price as set forth in Section 1. On the Closing Date, the Closing shall occur at 4:00 p.m., Israel time, at the offices of Herzog Fox & Neeman, located at Asia House, 4 Weizman Street, Tel Aviv 64239, Israel or such other time and location as the parties shall mutually agree.

(b) Deliveries.

(1) On or prior to the Closing Date, the Seller shall deliver or cause to be delivered to the applicable Purchaser the following:

i.	this Agreement duly executed by the Seller;

ii.	a certificate, executed by the President of the Seller, dated as of the Closing Date, certifying on behalf of the Seller that the conditions specified in Sections 2(c)(2)(i), (ii), and (iii) have been satisfied;

iii.	the opinion of Israeli counsel to Seller, substantially in the form of Exhibit A to this Agreement;

iv.	the opinion of Kramer, Levin, Naftalis & Frankel LLP, special US counsel to Seller, substantially in the form of Exhibit B to this Agreement; and

v.	the Shares delivered by DWAC to an account designated by such Purchaser.

(2) On or prior to the Closing Date, each of the Purchasers shall deliver or cause to be delivered to the Seller the following:

i.	this Agreement duly executed by such Purchaser; and

ii.	the purchase price to be paid by such Purchaser, by wire transfer to an account designated in writing by the Seller.

(c) Closing Conditions.

(1) The obligations of the Seller hereunder in connection with the Closing are subject to the following conditions being met:

i.	the accuracy in all material respects on the Closing Date of the representations and warranties of each of the Purchasers contained herein;

ii.	all obligations, covenants and agreements of each of the Purchasers required to be performed at or prior to the Closing Date shall have been performed; and

iii.	the delivery by each of the Purchasers of the items listed in Section 2(b)(2) of this Agreement.

(2) The obligations of each of the Purchasers in connection with the Closing are subject to the following conditions being met:

i.	the accuracy in all material respects on the Closing Date of the representations and warranties of the Seller contained herein;

ii.	all obligations, covenants and agreements of the Seller required to be performed at or prior to the Closing Date shall have been performed;

iii.	there shall have been no Material Adverse Effect as defined in Section 4(a) hereof with respect to the Company since the date hereof;

iv.	On or after the date hereof there shall not have occurred any of the following: (i) a suspension in trading in the Company’s securities on the NASDAQ Global Market; or (ii) a suspension in trading in the Company’s securities on the Tel Aviv Stock Exchange.

    3.        Purchaser Representations, Warranties and Covenants. Each Purchaser hereby for itself and for no other Purchaser, represents, warrants, acknowledges and agrees as of the date hereof and as of the Closing Date to the Seller as follows:

    (a)        The Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and neither the Company nor the Seller has present or future obligation to register or cause the registration of the Shares under the Securities Act. The Purchaser understands that the offering and sale of the Shares is intended to be not subject to such registration requirement by virtue of Regulation S promulgated under the Securities Act, based, in part, upon the representations, warranties and agreements of the Purchaser contained in this Agreement.

(b) The Purchaser has not engaged on its behalf any placement agent, including the Placement Agents, or any broker or finder relating to this Agreement or the transactions contemplated hereby.

    (c)        The Purchaser has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities similar to the Shares so as to enable the Purchaser to evaluate the merits and risks of an investment in the Shares and to make an informed investment decision with respect thereto.

    (d)        The Purchaser is not relying on the Company or any of its employees, officers or agents with respect to the legal, tax, economic and related considerations as to an investment in the Shares and the Purchaser has relied on the advice of, or has consulted with, only its own advisors.

    (e)        The Purchaser is not a U.S. Person within the meaning of Regulation S (a “U.S. Person”), is not acquiring the Shares of the Company for the account or benefit of, directly or indirectly, any U.S. Person, was not organized under the laws of any United States jurisdiction and was not formed for the purpose of investing in securities not registered under the Securities Act. At the time the application for the Shares was originated, the Purchaser was outside the United States or the person to whom any offer was made in the United States is a professional fiduciary organized in the United States holding a discretionary or similar account (other than an estate or trust) into which the Shares are to be sold for the benefit of a non-U.S. Person.

    (f)        The Purchaser has not acquired the Shares as a result of, and, during the 40-day “distribution compliance period,” will not itself engage in, any “directed selling efforts” (as defined in Regulation S) in the United States in respect of any of the Shares and it is not aware of, and has not purchased the Shares as a result of, any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, television or other form of telecommunications, including Internet or web-based communications, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

    (g)        The Purchaser understands and agrees that the Shares have not been and will not be registered under the Securities Act and that they may not be offered or sold within the United States or to, or for the account or benefit of, “U.S. Persons” unless registered under the Securities Act or an exemption from registration under the Securities Act is available.

    (h)        The Purchaser will not offer or sell the Shares to a U.S. Person or for the account or benefit of a U.S. Person until the end of the 40-day “distribution compliance period,” as defined in Regulation S.

(i) The Purchaser will comply with the “offering restrictions” requirement of Regulation S during the 40-day “distribution compliance period.”

    (j)        The Shares are purchased for investment purposes, for the Purchaser’s own account, and without any present intention to sell or distribute the Shares except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act and, in particular, it has no intention to distribute either directly or indirectly any of the Shares in the United States or to U.S. Persons.

    (k)        Each Purchaser that is not an entity represents that he or she has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the Shares; this Agreement has been duly executed and delivered on behalf of the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity and the execution; and delivery of this Agreement by Purchaser will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which Purchaser is a party or by which Purchaser is bound.

    (l)        Each Purchaser that is an entity represents that it is a corporation, partnership, limited liability company or partnership, association, joint stock company, trust, unincorporated organization or other entity, and that (A) the Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (B) the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of law or the charter or other organizational documents of the Purchaser; (C) the Purchaser has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the Shares; (D) the execution and delivery of this Agreement has been duly authorized by all necessary action of the Purchaser; (E) this Agreement, when executed and delivered in accordance with the terms hereof, will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity; and (F) the execution and delivery of this Agreement by Purchaser will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which Purchaser is a party or by which Purchaser is bound.

    (m)        The Purchaser represents that any information that it has heretofore furnished or that it hereafter furnishes in connection herewith is accurate and may be relied upon in determining the availability of an exemption from registration under Federal and state securities laws in connection with the Shares.

    (n)        THE SECURITIES OFFERED HEREBY ARE BEING OFFERED AND SOLD IN TRANSACTIONS NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND THE SECURITIES LAWS OF CERTAIN STATES. THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION, ANY STATE SECURITIES COMMISSION, OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OF THE SHARES. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    4.        Seller Representations and Warranties. The Seller hereby represents, warrants, acknowledges and agrees as of the date hereof and as of the Closing Date to each of the Purchasers as follows:

    (a)        Organization and Qualification. Each of Seller and the Company is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the State of Israel, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor the Seller is in violation of any of the provisions of its memorandum or articles of association. Each of Seller and the Company is duly licensed or qualified to do business, and in good standing, in each other jurisdiction in which the nature of its business requires licensing, qualification or good standing, except for any failure to be so licensed or qualified or in good standing such as would not, individually or in the aggregate (a) adversely affect the legality, validity or enforceability of this Agreement, (b) have or result in a material adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company, taken as a whole, or (c) adversely impair the Seller’s ability to perform fully on a timely basis its obligations under this Agreement (any of (a), (b) or (c), a “Material Adverse Effect”).

    (b)        Authorization; Enforcement. The Seller has the requisite corporate power and authority to enter into and to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof. The execution and delivery of this Agreement by the Seller and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller, and no further consent or action is required by the Seller. This Agreement, when executed and delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

    (c)        No Conflicts. The offer and sale of the Shares by the Seller and the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Seller’s or Company’s memorandum or articles of association, or (ii) except as provided in Schedule 4(c) attached hereto, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice or lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which the Seller, the Company, or any subsidiary is a party or by which any material property or asset of the Seller, the Company or any subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, agreement, document, decree or other restriction of any court or governmental authority as currently in effect to which the Seller, the Company, or any subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Seller, the Company, or any subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate result in a Material Adverse Effect.

    (d)        Filings, Consents and Approvals. The Seller is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Seller of this Agreement other than filings under the Securities Act of 1934, as amended (the “Exchange Act”).

    (e)        Capitalization. To Seller’s knowledge: (i) the Company has an authorized capitalization as set forth in the SEC Reports (as defined below), and all of the issued Ordinary Shares in the share capital of the Company (including the Shares) have been duly and validly authorized and issued and are fully paid and non-assessable and conform to the description of the share capital contained in the SEC Reports and are not subject to any preemptive or other similar rights; and (ii) all of the issued share capital of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and, except as would not have a Material Adverse Effect, are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims. As used in this Agreement, “Seller’s knowledge” means the actual knowledge of officers of Seller who serve on the Board of Directors of the Company.

    (f)        SEC Reports; Financial Statements. To Seller’s knowledge, the Company has filed all reports, schedules, forms, statements and other documents required to be filed or submitted by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis. To Seller’s knowledge, as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To Seller’s knowledge, the financial statements of the Company and its subsidiaries included in the SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended.

    (g)        Material Changes. To Seller’s knowledge, since March 30, 2007 there has been no event, occurrence or development that has had or could reasonably be expected to result in a Material Adverse Effect, except as disclosed in the SEC Reports.

    (h)        Offering Activities. None of the Seller or any Affiliate of Seller, or any person acting on its or their behalf, has engaged or will engage in any form of directed selling efforts (as that term is used in Regulation S under the Securities Act) with respect to the Shares, and each of the Seller, its Affiliates, and any person acting on its or their behalf, has complied and will comply with the offering restrictions requirement of Regulation S. None of the Seller or any person acting on its behalf has, directly or indirectly, made or will make any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Shares under the Securities Act.

(i) Passive Foreign Investment Company. To Seller’s knowledge, the Company is not a “passive foreign investment company” (a “PFIC”) within the meaning of the Internal Revenue Code of 1986, as amended.

(j) Investment Company Act. To Seller’s knowledge, the Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(k) Foreign Private Issuer. The Company is a “foreign private issuer” as defined in Rule 3b-4 of the Exchange Act, and a “reporting foreign issuer,” as meant in Rule 903(b)(2) of Regulation S.

    (l)        Agents’ Fees. The Seller shall be responsible for the payment of any placement agent’s fees, financial advisory fees or brokers’ commissions (other than for persons engaged by any Purchaser or its investment advisors) relating to or arising out of the transactions contemplated hereby, including all fees of the Placement Agents.

    5.        Additional Representations and Warranties of the Seller.

    (a)        Transfer Taxes. Assuming that none of the Purchasers is otherwise subject to taxation in Israel, no stamp or other transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Purchasers to the State of Israel or any political subdivision or taxing authority thereof or therein in connection with the sale and delivery by such Seller of the Shares to be sold by such Seller hereunder outside the State of Israel.

    (b)        Title to Shares. The Seller has, and immediately prior to the Closing Date the Seller will continue to have, good and valid title to the Shares, free and clear of all liens, encumbrances, equities, adverse claims or other third party rights (“Encumbrances”) and does not require any consent or approval of any third party for the sale of the Shares free and clear of Encumbrances; the Shares are and, immediately prior to Closing Date, will continue to be, fully paid in and non-assessable; and, upon delivery of the Shares and payment therefor pursuant hereto, good and valid title to the Shares, free and clear of all Encumbrances, will pass to the several Purchasers.

    6.        Covenants of each Purchaser and the Seller.

    (a)        Disclosure; Publicity. On or before 8:30 a.m., New York City time, on the second Business Day following the date of this Agreement, the Seller shall issue a press release describing the terms of the transactions contemplated by this Agreement (the “Press Release”). From and after the issuance of the Press Release, no Purchaser shall be in possession of any material nonpublic information about the Company received before the issuance of the Press Release from the Seller, any of its Affiliates or any of their respective officers, directors, employees or agents. No Purchaser shall issue any press release or otherwise make any such public statement with respect to the transactions contemplated hereby without the prior consent of the Seller, except if such disclosure is required by law, in which case such Purchaser shall promptly provide the Seller with prior written notice of such public statement or communication. The Seller shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency without the prior written consent of the Purchaser, except if such disclosure is required by law, in which case the Seller shall promptly provide the Purchaser with prior written notice of such public statement or communication.

    (b)        Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. The decision of each Purchaser to purchase Shares pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of any subsidiary which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no other Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment hereunder. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

    (c)        Indemnification of Purchasers. The Seller will indemnify and hold each Purchaser and its directors, officers, shareholders, partners, employees and agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Seller in this Agreement, (ii) the failure of the Company to receive by July 31, 2007 executed amendments to the debt instruments with the banks listed in Schedule 4(c) hereto stating that no default or event of default would result from the transactions contemplated by the Agreement or (iii) any damages relating to or caused by any default or event of default with regard to the subject matter of such Schedule 4(c). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Seller in writing, and the Seller shall have the right to assume the defense thereof with counsel of its own choosing. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (A) the employment thereof has been specifically authorized by Seller in writing, (B) Seller has failed, after a reasonable period of time, to assume such defense and employ counsel, or (C) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of Seller, on the one hand, and the position of such Purchaser Party, on the other. The Seller will not be liable to any Purchaser Party under this Agreement (I) for any settlement by a Purchaser Party effected without the Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; or (II) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement.

    7.        Definitions. In addition to the terms defined elsewhere in this Agreement: the following terms have the meanings indicated in this Section 7:

    (a)        “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Purchaser will be deemed to be an Affiliate of the Purchaser.

    (b)        “Business Day” means any day except Saturday, Sunday and any day which shall be a Federal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(c) “Closing Date” means June 18, 2007, provided that, with respect to 250,000 Shares purchased by Newland Capital Management, LLC, it shall mean July 2, 2007.

(d) “Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

(e) “Per Share Purchase Price” means $8.00.

    (f)        “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(g) “Placement Agents” means C.E. Unterberg Towbin and Roth Capital Partners, the placement agents for the offering of the Shares.

    8.        Successors and Assigns. Each Purchaser hereby acknowledges and agrees that this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

    9.        Modification. This Agreement shall not be modified or waived except by an instrument in writing signed by the party against whom any such modification or waiver is sought.

    10.        Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, sent by nationwide overnight courier or delivered against receipt to the party to whom it is to be given (a) if to Seller, at

Formula Systems (1985) Ltd.
3 Hagalim Boulevard
Herzliya 46725
Israel
Attn: Naamit Solomon
Telephone No.: (972)-9-959-8812
Facsimile No.: +972 (9) 959-8877

With a copy to:

Herzog Fox & Neeman
Asia House
4 Weizman Street
Tel Aviv 64239
Israel Attn: Yael Bar-Shai, Esq.
Telephone No.: (972) 3 692 2020
Facsimile No.: (972) 3 696 6464

, or (b) if to the Purchaser, at the address set forth on the signature page hereof

, and in either case, with a copy to:

CE Unterberg Tobin
350 Madison Avenue
New York NY 10017
ATTN: Jennifer Buckley
FAX: 212-389-8810
ATTN: Michelle O'Conner
FAX: 212-389-8880

with a copy to:

David C. Fischer
Loeb & Loeb LLP
345 Park Avenue
New York NY 10154-0037
Tel.: 212-407-4827
Fax.: 212-214-0686

(or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section). Any notice or other communication given by certified mail shall be deemed given at the time that it is signed for by the recipient except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof. Any notice or other communication given by nationwide overnight courier shall be deemed given the next business day following being deposited with such courier.

    11.        Assignability. Except as otherwise provided in this Agreement, this Agreement and the rights, interests and obligations hereunder are not transferable or assignable by any Purchaser except to an Affiliate of such Purchaser. This Agreement and the rights, interests and obligations hereunder are not transferable or assignable by the Seller.

    12.        Applicable Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or Proceeding is improper or inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive to the fullest extent permitted by applicable law, all rights to a trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

    13.        Use of Pronouns. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.

    14.        Miscellaneous.

    (a)        This Agreement and its exhibits and schedules constitutes the entire agreement between each Purchaser and the Seller with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings, if any, relating to the subject matter hereof. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

    (b)        Each Purchaser’s and the Seller’s covenants, agreements, representations and warranties made in this Agreement shall survive the execution and delivery hereof and delivery of the Shares for a period of twelve months.

    (c)        Except as expressly set forth in this Agreement to the contrary, each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated. The Seller shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Shares.

    (d)        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid, binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

    (e)        Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement.

(f) Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

(g) Seller shall, no later than July 22, 2007, retain an agent for service of process in New York to serve on its behalf.

(h) Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States Dollars.

    (i)        Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

        IN WITNESS WHEREOF, the parties hereto have caused this International Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FORMULA SYSTEMS (1985) LTD. By: —————————————— Name: Title:

        IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

—————————————— Purchaser

By:
——————————————
Name:
Title:

Purchase Price: $____________________

ADDRESS FOR NOTICE

Street: ____________________________

City/State/Zip: ______________________

Attention: _________________________

Tel: ______________________________

Fax: ______________________________

WITH A COPY TO:

_______________________________

Street: ____________________________

City/State/Zip: ______________________

Attention: __________________________

Tel: _______________________________

Fax: _______________________________

DELIVERY INSTRUCTIONS
(if different from above)

c/o: ______________________________

Street: ___________________________

City/State/Zip: _____________________

Attention: _________________________

Tel: ______________________________

SCHEDULE A

Name of Purchaser	Number of Shares	Total Purchase Price

EXHIBIT A

OPINION TO BE DELIVERED BY SELLER’S ISRAELI COUNSEL

(a)     Each of the Seller and the Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Israel; the Company has the requisite power and authority (corporate and other) to own its properties and conduct its business as described in the SEC Reports;

(b)     The Shares being delivered on the Closing Date have been duly and validly authorized and issued and are fully paid and non-assessable; and the Shares conform to the description thereof contained in the SEC Reports. None of the Shares was issued in violation of any preemptive or similar rights of any security holder of the Company arising under the Company’s Memorandum or Articles of Association, Israeli law or, to our knowledge, any agreement or instrument to which the Company is a party or by which it may be bound; except as described in the SEC Reports, there are no restrictions upon the voting or transfer of any of the Shares pursuant to the Company’s Memorandum or Articles of Association or, to our knowledge, any agreement or instrument to which the Company is a party or by which it may be bound;

(c)     The International Securities Purchase Agreement has been duly authorized, executed and delivered by the Seller;

(d)     Subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter obtained after due process before a court as contemplated by Section 12 of the International Securities Purchase Agreement, provided that such court is a competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a final, non-appealable judgment by Israeli courts provided that:

(i) the judgment is enforceable in the state in which it was given;

(ii) adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

(iii) the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

(iv) the judgment was not obtained by fraud;

(v) the judgment does not conflict with any other valid judgment in the same matter between the same parties; and

(vi) an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in a foreign court.

EXHIBIT B

OPINION TO BE DELIVERED BY SELLER’S U.S. COUNSEL

(a)     Assuming the accuracy of the representations and warranties of the Purchasers contained in the International Securities Purchase Agreement, no registration of the Shares under the US Securities Act of 1933, as amended, pursuant to Regulation S thereunder, is required in connection with the initial offer and sale of the Shares to the Purchasers in the manner contemplated therein, provided that no opinion is given with respect to any subsequent resale.

(b)     Assuming that the International Securities Purchase Agreement has been duly authorized, executed and delivered by the Seller insofar as Israeli law is concerned, the International Securities Purchase Agreement is a valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, winding up, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and the application of general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Schedule 4(c)
Consents

The offer and sale of the Shares by the Seller would create an event of default under debt instruments of the Company with the banks listed below (the “Banks”). The Company has notified each of the Banks of the transactions contemplated by this Agreement. The Banks and the Company have agreed in principle to amend the covenants in the applicable debt instruments so that the events of default would not result from the transactions contemplated by the Agreement. These amendments are expected to be executed by July 31, 2007. Formula has been informed by the Company that it believes that the likelihood that these amendments will not be executed by the Banks by the date mentioned in the previous sentence is remote and therefore disclosure of the facts contained in this Schedule are not material. Formula has also been informed by the Company that in the event that any of these amendments are not executed, alternative financing would be readily available to the Company.

1. First International Bank of Israel.

2. Bank Leumi

3. Bank Hapoalim

4. Israel Discount Bank Ltd.

AMENDMENT NO. 1 TO INTERNATIONAL SECURITIES PURCHASE AGREEMENT

        This Amendment No. 1 (this “Amendment”), dated as of June 18, 2007, is by and among Formula Systems (1985) Ltd. (the “Seller”) and each of the non-US investors signatory hereto (collectively, the “Purchasers”).

        WHEREAS, Seller and the Purchasers entered into an International Securities Purchase Agreement (the “Purchase Agreement”), dated as of June 15, 2007; and

        WHEREAS, the Seller and the Purchasers desire to amend the Purchase Agreement in accordance with the terms of this Amendment.

        NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1.	Amendment. Section 7(c) of the Purchase Agreement is hereby amended by deleting “June 18, 2007” and replacing it with “June 20, 2007.”

2.	Miscellaneous.

a.	Counterparts. This Amendment may be executed in two or more separate counterparts, each of which, when so executed and delivered, shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

b.	Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without regard to principles of conflicts of law that might apply the Laws of any other jurisdiction.

c.	Entire Agreement. Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under the Purchase Agreement, and shall not alter, modify, amend or in way affect any of the terms, conditions, obligations, covenants or agreements contained in the Purchase Agreement, all of which are ratified and affirmed in all material respects and shall continue in full force and effect.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, Seller has caused this Amendment No. 1 to the Purchase Agreement to be duly executed by its authorized signatory as of the date first indicated above.

FORMULA SYSTEMS (1985) LTD. By: —————————————— Name: Title:

        IN WITNESS WHEREOF, each of the Purchasers has caused this Amendment No. 1 to the Purchase Agreement to be duly executed by its respective authorized signatory as of the date first indicated above.

—————————————— Purchaser By: —————————————— Name: Title: